EXHIBIT 11.2


              BAIRNCO CORPORATION AND SUBSIDIARIES
       CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND OCTOBER 2, 1999
                           (Unaudited)


                                                          2000         1999
BASIC EARNINGS PER COMMON SHARE:

Net income                                             $7,003,000   $6,597,000

Average common shares outstanding                       7,626,000    8,005,000

Basic Earnings Per Common Share                        $     0.92   $     0.82


DILUTED EARNINGS PER COMMON SHARE:

Net income                                             $7,003,000   $6,597,000

Average common shares outstanding                       7,626,000    8,005,000
Common shares issuable in respect to options issued
   to employees with a dilutive effect                    111,000       68,000
Total diluted common shares outstanding                 7,737,000    8,073,000

Diluted Earnings Per Common Share                      $     0.91   $     0.82